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                                                                    EXHIBIT 99.5


                                                           December 1, 2000

                                TEJON RANCH CO.

             IMPORTANT ANNOUNCEMENT TO THE HOLDERS OF COMMON STOCK
                               OF TEJON RANCH CO.

   This is to advise you that Tejon Ranch Co. (the "Company") intends to make a fixed price rights offering (the "Rights Offering"), and has filed a Registration Statement on Form S-3 (the "Registration Statement") in connection therewith with the Securities and Exchange Commission. The Company proposes to distribute to holders of its outstanding Common Stock, at no cost, transferable subscription rights (the "Rights") to purchase additional shares of the Common Stock, at a discount to the market price, in a public offering. It is proposed that holders of the Common Stock will receive rights in proportion to the number of shares of the Common Stock held by them as of the close of business on the record date, which is expected to be on or around December 11, 2000, or such later date as the Registration Statement becomes effective. Additional information regarding the Rights Offering, including the subscription ratio, the discount rate, the subscription price and the expiration date will be communicated in a press release on the record date.

   As soon as practicable after the close of business on the record date, a subscription warrant and a related set of instructions explaining the procedure for exercising or selling the Rights, together with the Prospectus, will be mailed to you. The terms of the Rights Offering will be more completely described in the Prospectus. If these do not arrive within a reasonable time after the record date, please notify ChaseMellon Shareholder Services, L.L.C., at 44 Wall Street, 7th Floor, New York, NY 10005 or telephone toll free at
(866) 293-6625. Banks and brokers may call collect at (212) 273-8080. The Rights Offering has not yet commenced. Therefore, there is no action to take at this time.

   The Registration Statement relating to the Rights and the underlying Common Stock has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Rights or Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

   Although you are not required to take any action at this time, you should be prepared to act promptly or to have someone authorized to act for you when you receive your subscription warrant. Whether you anticipate exercising or selling your Rights, you should bear in mind that in order for an exercise to be valid, the payment of the Subscription Price for rights being exercised must be received by the Subscription Agent and such payments by uncertified check must have cleared before the Rights Offering expires.

                                          Very truly yours,

                                          TEJON RANCH CO.